UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

IMARX THERAPEUTICS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33043	86-0974730
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12277 134th NE, Suite 202 Redmond, WA	98052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 821-5501

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Asset Purchase Agreement

ImaRx Therapeutics, Inc. (the “Company”) entered into an Asset Purchase Agreement with WA 32609, Inc., a Delaware corporation (“Purchaser”) dated June 15, 2009 (the “Agreement”).  Under the terms of the Agreement, Purchaser will purchase from the Company substantially all of the assets related to its therapy programs for the treatment of ischemic stroke as well as other vascular disorders associated with blood clots, including but not limited to, the Company’s clinical-stage SonoLysis product candidate, which involves the administration of Company’s proprietary MRX-801 microspheres, a proprietary formulation of a lipid shell encapsulating an inert biocompatible gas, and ultrasonic device technologies to penetrate and break up blood clots and restore blood flow to oxygen deprived tissues (the “business assets”).  The purchase price paid by Purchaser to the Company for the business assets will be $500,000 in cash, subject to certain potential adjustments specified in the Agreement. $400,000 of the cash consideration will be paid at closing and the remaining $100,000 will be placed into an escrow account to satisfy certain claims by Purchaser that may arise post-closing. Following expiration of an approximately six (6) month holdback period the remaining proceeds will be released from escrow and distributed to the Company.

The Board of Directors of the Company approved the transaction contemplated by the Agreement. The closing of the proposed transaction is expected to occur in the third quarter of 2009 and is subject to customary closing conditions and regulatory approvals, including stockholder approval.

The Company has made representations and warranties in the Agreement regarding the business assets.   The assertions embodied in the representations and warranties were made for the purpose of the Agreement and are subject to certain qualifications and limitations agreed to by the Company in connection with negotiating the terms of the Agreement.

The Company has agreed to certain covenants, including covenants regarding the operation of the business prior to closing and covenants prohibiting the Company from soliciting or providing information or entering into discussions concerning proposals relating to alternative offers for the assets or ownership interests in the Company, except in limited circumstances to permit the Company’s board of directors to comply with its fiduciary duties or as otherwise provided in the Agreement.  The Company has agreed to a covenant not to compete with Purchaser for a period of two years following the closing.

Either the Company or Purchaser can terminate the Agreement in certain specified instances, and the Agreement provides that under certain circumstances, each may be required to pay the other $100,000 upon termination.

Item 8.01 Other Events.

The transaction with the Purchaser arose out the Company’s efforts to seek out strategic alternatives for its clinical-stage SonoLysis program and other Company assets. The Company will continue to evaluate other opportunities involving the Company and its remaining assets.

Forward-Looking Information Is Subject to Risk and Uncertainty

A number of the matters discussed in this Current Report on Form 8-K that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include, among others: approval by the stockholders of the sale of substantially all of the Company’s assets to the Purchaser; the timing of the stockholders meeting; satisfaction of various other conditions to the closing of the Agreement; termination of the Agreement pursuant to its terms: and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Quarterly Reports on Form 10-Q. This current report on Form 8-K speaks only as of its date, and the Company disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with stockholder approval of the Agreement, the Company intends to file a proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the Agreement.  Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC, may also be obtained from the Company by directing a request to Bradford A. Zakes, President and Chief Executive Officer, ImaRx Therapeutics, Inc., 12277 134th Court NE, Suite 202, Redmond, WA 98052 or at www.imarx.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2009	IMARX THERAPEUTICS, INC.

	By:	/s/ Bradford A. Zakes
Bradford A. Zakes,
President and Chief Executive Officer